UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Univest Corporation of Pennsylvania
(Name of the Registrant as Specified In Its Charter)

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14 North Main Street P.O. Box 197
Souderton, Pennsylvania 18964

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 19, 2016

TO THE HOLDERS OF COMMON STOCK:

The Annual Meeting of Shareholders of Univest Corporation of Pennsylvania will be held on Tuesday, April 19, 2016, at 10:45 a.m., at the Indian Valley Country Club, 650 Bergey Road, Telford, Pennsylvania 18969.

Univest's Board of Directors recommends a vote:

1.
FOR the election of five Class II Directors each for a three-year term expiring in 2019 and one Alternate Director for a one-year term expiring in 2017 and until their successors are elected and qualified.

2.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2016.

3.	FOR the approval of, on an advisory basis, the compensation of our named executive officers as presented in this Proxy Statement.

Such other business, of which none is anticipated, as may properly come before the meeting or any postponements or adjournments thereof will be considered at the annual meeting.

The close of business on February 19, 2016, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

The accompanying Proxy Statement forms a part of this notice.

SEPARATE PROXY CARDS ARE ENCLOSED TO SHAREHOLDERS FOR THE PURPOSE OF VOTING ALL THEIR SHARES OF THE CORPORATION'S COMMON STOCK. IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the meeting, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope we have provided in order that your shares will be represented at the meeting. If you attend the meeting, you may vote in person. If you need directions to attend the annual meeting, you may contact the Secretary of Univest by telephone at 215‑721‑2586 or by e-mail at SantanaM@univest.net.

By Order of the Board of Directors

WILLIAM S. AICHELE, Chairman

MEGAN DURYEA SANTANA , Esq., Secretary
March 17, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 19, 2016
This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card and the 2015 Annual Report to Shareholders (which is not a part of the proxy soliciting material) are available at www.ProxyVote.com.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (the "Board") of Univest Corporation of Pennsylvania (the "Corporation" or "Univest"), 14 North Main Street, P.O. Box 197, Souderton, Pennsylvania 18964, for use at the Annual Meeting of Shareholders to be held April 19, 2016, at the Indian Valley Country Club, 650 Bergey Road, Telford, PA 18969 and at any adjournment thereof. Copies of this Proxy Statement and proxies to vote the Common Stock are being sent to the shareholders on or about March 17, 2016. Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted. Some of the officers of the Corporation or employees of Univest Bank and Trust Co. (the "Bank") and other subsidiary companies or employees of Broadridge Corporate Issuer Solutions, Inc. ("Broadridge"), the Corporation’s transfer agent, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation's voting stock in their names, or in the names of their nominees, for reasonable expense in forwarding proxy cards and proxy statements to beneficial owners of such stock.

The person named in the proxy will vote in accordance with the instructions of the shareholder executing the proxy, or in the absence of any such instruction, for or against on each matter in accordance with the recommendations of the Board set forth in the proxy.

Univest's Board of Directors recommends a vote:

1.
FOR the election of five Class II Directors each for a three-year term expiring in 2019 and one Alternate Director for a one-year term expiring in 2017 and until their successors are elected and qualified.

2.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2016.

3.	FOR the approval of, on an advisory basis, the compensation of our named executive officers as presented in this Proxy Statement.

The Board has fixed the close of business on February 19, 2016, as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of February 19, 2016, there were 19,598,742 outstanding shares of Common Stock entitled to be voted at the Annual Meeting.

Holders of record of the Corporation's Common Stock on February 19, 2016 will be entitled to one vote per share on all business of the meeting. The nominees for election as Class II Directors who receive the highest number of votes cast, in person or by proxy, at the meeting will be elected as Class II Directors. The nominee for election as Alternate Director who receives the highest number of votes cast, in person or by proxy, at the meeting will be elected as Alternate Director. Shareholders cannot cumulate votes for the election of Directors. The other matters of business listed in this proxy will be decided by the affirmative vote of a majority of all votes cast, in person and by proxy, at the meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters include the election of Directors and Alternate Director and the advisory vote regarding executive compensation. Abstentions and broker non-votes will be counted as shares present at the meeting for the purpose of determining the existence of a quorum, but will not be counted as votes for or against the election of any nominee for director, alternate director or with respect to any other proposal brought before the meeting.

As of February 19, 2016, Univest Bank and Trust Co. held 1,052,572 shares or 5.4% of the Corporation's outstanding Common Stock in various trust accounts in a fiduciary capacity in its Trust Department. No one trust account has 5% or more of the Corporation's Common Stock.

A copy of the Annual Report to Shareholders, including financial statements for the year ended December 31, 2015, was mailed on March 17, 2016 to each shareholder of record as of February 19, 2016. The Annual Report is not a part of the proxy soliciting material.

ELECTION OF DIRECTORS

The person named in the accompanying proxy intends to vote to elect as Directors and Alternate Director the nominees listed below in each case, unless authority to vote for Directors and Alternate Director is withheld in the proxy. The Bylaws authorize the Board to fix the number of Directors to be elected from time-to-time. By proper motion, it has established the number at five Class II Directors, each to be elected for a three-year term expiring in 2019 and one Alternate Director to be elected for a one-year term expiring in 2017.

The Nominating Committee has recommended the slate of nominees listed below for election as Class II Directors and Alternate Director. Management has been informed that all the nominees are willing to serve as directors or as alternate director, but if any of them should decline or be unable to serve, the persons named in the proxy will vote for the election of such other person or persons as may be designated by the Board, unless the Board reduces the number of directors in accordance with the Corporation's Bylaws.

The following information, as of February 19, 2016, is provided with respect to the nominees for election to the Board.

Class II Directors (each to be elected for a three-year term expiring at the 2019 Annual Meeting of Shareholders)*:

Name	Age	Business Experience	Director Since**
William G. Morral, CPA	69	Financial Consultant, Former CFO, Moyer Packing Company	2002
Glenn E. Moyer	64	Chief Executive Officer of Live Oak Strategies, LLC, Board Chair and Trustee of the Wyomissing Foundation, Former Secretary of the Pennsylvania Department of Banking and Securities, Former President and Chief Executive Officer of National Penn Bancshares, Inc. and Elverson National Bank	2015
Jeffrey M. Schweitzer	42	President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank; (Has been employed by the Corporation since 2007, most recently as President and Chief Operating Officer prior to this position)	2013
Michael L. Turner	59	Partner, Marshall, Dennehey, Warner, Coleman & Goggin (Law Firm)	2015
Margaret K. Zook	70	Director of Church and Community Relations, Living Branches Retirement Communities (Retirement Community); Board Chair, The Penn Foundation	1999

Alternate Director (to be elected for a one-year term expiring at the 2017 Annual Meeting of Shareholders)*:

Name	Age	Business Experience	Director Since**
Charles Zimmerman	57	Senior Leadership, Calvary Church, Director for the Clemens Family Corporation, Former Chairman of the Department of Practical Theology at Biblical Theological Seminary	2015

The following Directors are not subject to election now as they were elected in prior years for terms expiring in future years.

Class I (each continuing for a three-year term expiring at the 2018 Annual Meeting of Shareholders):

Name	Age	Business Experience	Director Since**
William S. Aichele	65	Chairman of the Corporation and Chairman of the Bank	1990
Jay R. Goldstein	53	President of the Southern Division—Commercial Banking of the Bank; Former President and Chief Executive Officer of Valley Green Bank	2015
Thomas Scannapieco	66	President and Chief Executive Officer of Scannapieco Development Corporation (Real Estate Holding, Management & Development)	2013
Mark A. Schlosser	51	Secretary/Treasurer, Schlosser Steel, Inc.	2005

Class III Directors (each continuing for a three-year term expiring at the 2017 Annual Meeting of Shareholders):

Name	Age	Business Experience	Director Since**
Douglas C. Clemens	59	Chief Executive Officer, The Clemens Family Corporation	2009
R. Lee Delp	69	Principal, R. L. Delp & Company (Business Consulting)	1994
K. Leon Moyer	66	Retired Vice Chairman of the Corporation and Retired President and Chief Executive Officer of the Bank	2005
P. Gregory Shelly	70	President, Shellys US LBM LLC (Building Materials)	1985
* All nominees are currently directors or alternate director.
** Dates indicate initial year as a director or alternate director of the Corporation or the Bank.

The following information, as of February 19, 2016, is provided with respect to the Named Executive Officers of the Corporation not serving as a Director or Alternate Director of the Board.

Name	Age	Current Primary Positions	Current Position Since
Michael S. Keim	48	Senior Executive Vice President and Chief Financial Officer of the Corporation and President and Chief Financial Officer of the Bank; Director of the Bank (Has been employed by the Corporation since 2008, most recently as Senior Vice President, Mortgage Banking, prior to his current position)	2013
Duane J. Brobst	63	Senior Executive Vice President and Chief Risk Officer of the Corporation and the Bank (Has been employed by the Corporation since 1992, most recently as Chief Credit Officer, prior to this position)	2008
Kevin B. Norris	57	President of Wealth Management of the Bank (Has been employed by the Corporation since 2014; formerly President of Girard Partners LTD which was acquired in 2014)	2014
Eric W. Conner	45	Executive Vice President and Chief Technology Officer of the Corporation and the Bank (Has been employed by the Corporation since 2006, most recently as Director of Technology, prior to this position)	2012

Beneficial Ownership of Directors and Officers

Set forth below is certain information concerning the beneficial ownership of our Common Stock by each director, each nominee for director, each named executive officer, and all directors and executive officers as a group as of February 19, 2016, the record date. As of February 19, 2016, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, had reported that it was the owner of record of 1,195,308 shares of the Corporation's Common Stock; this equated to 6.10% of the Corporation's issued and outstanding common shares. No other persons are known by the Board of Directors to be beneficial owners of more than 5% of the Corporation’s Common Stock.

Name	Number of Shares*	Percent
William S. Aichele (1)	196,821	1.00%
Douglas C. Clemens	15,858	**
R. Lee Delp	15,231	**
Jay R. Goldstein	135,672	**
William G. Morral (2)	32,807	**
Glenn E. Moyer	3,000	**
K. Leon Moyer (3)	125,840	**
Thomas Scannapieco (4)	46,603	**
Mark A. Schlosser (5)	27,399	**
Jeffrey M. Schweitzer (6)	73,404	**
P. Gregory Shelly (7)	145,434	**
Michael L. Turner	34,104	**
Charles Zimmerman	3,400	**
Margaret K. Zook	5,858	**
Duane J. Brobst (8)	46,309	**
Eric W. Conner (9)	16,218	**
Michael S. Keim (10)	34,225	**
Kevin B. Norris (11)	13,472	**

All Directors and Executive Officers as a Group (18 persons)	971,655	4.96%

*
The shares "Beneficially owned" may include shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities. No securities are pledged as collateral or security. The table includes shares and options to purchase shares that will vest within 60 days of February 19, 2016.

**	Beneficially owns less than 1% of the outstanding shares of the Common Stock of the Corporation.
(1)	Includes 51,000 shares which may be acquired by the exercise of vested stock options.
(2)	Includes 1,439 shares owned by members of Mr. Morral's family and 1,268 shares over which he shares voting and/or investment power. He disclaims beneficial ownership of these shares.
(3)
Includes 6,973 shares owned by members of Mr. Moyer’s family. He disclaims beneficial ownership of these shares. Also included are 39,501 shares which may be acquired by the exercise of vested stock options.

(4)	Includes 33,480 shares owned by members of Mr. Scannapieco's family. He disclaims beneficial ownership of these shares.
(5)	Includes 23,433 shares over which Mr. Schlosser shares voting and/or investment power and 843 shares owned by a member of his family. He disclaims beneficial ownership of these shares.
(6)	Includes 22,667 shares which may be acquired by the exercise of vested stock options.
(7)	Includes 41,839 shares owned by members of Mr. Shelly's family. He disclaims beneficial ownership of these shares.
(8)	Includes 12,000 shares which may be acquired by the exercise of vested stock options.
(9)	Includes 8,000 shares which may be acquired by the exercise of vested stock options.
(10)	Includes 6,500 shares which may be acquired by the exercise of vested stock options.
(11)	Includes 667 shares for which may be acquired by the exercise of vested stock options.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16 (a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the SEC) initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Corporation. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16 (a) forms they file.

To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2015, all Section 16 (a) reports by its Officers and Directors were timely filed except that two reports on Form 4 by Michael L. Turner for sales totaling 14,905 shares of Common Stock in nineteen transactions on dates from April 29, 2015 through July 27, 2015 were inadvertently filed late.

The Board, the Board’s Committees and Their Functions

The Corporation's Board met ten (10) times during 2015. All of the Directors attended at least 75% of the meetings of the Board and of the committees of which they were members. All Directors are encouraged to attend the annual meeting of shareholders. In 2015, all Directors except one were present at the annual shareholders’ meeting. The Board has established a number of committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which is described below.

All shareholder correspondence to the Board may be sent to the Corporation and will be forwarded to the appropriate Board member or committee chair. To contact any Board member or committee chair, please mail your correspondence to:

Univest Corporation
Attention (Board Member's name)
Office of the Corporate Secretary
14 N. Main Street
P.O. Box 197
Souderton, PA 18964

Our Board of Directors determined that all directors, with the exception of Mr. Aichele, Mr. Goldstein, Mr. K. L. Moyer and Mr. Schweitzer, are independent within the meaning of the listing standards of the NASDAQ Stock Market and SEC regulations. The Board has determined that a lending relationship resulting from a loan made by the Bank to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining with the Bank a deposit, savings or similar account by a director or any of the director's affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers. There are no family relationships among our directors or executive officers.
For more information, see “Related-Party Transactions.”

Board of Director Committees for the Fiscal Year Ended December 31, 2015

Board Member	Audit	Compensation	Nominating and Governance
William S. Aichele	—	—	—
Douglas C. Clemens	X	—	X
R. Lee Delp	—	Chairman	Chairman
Jay R. Goldstein	—	—	—
William G. Morral	Chairman	X	—
Glenn E. Moyer	—	X	—
K. Leon Moyer	—	—	—
Thomas Scannapieco	—	—	—
Mark A. Schlosser	—	X	X
Jeffrey M. Schweitzer	—	—	—
P. Gregory Shelly	X	X	X
Michael L. Turner	X	—	—
Margaret K. Zook	—	—	—

Audit Committee

The Audit Committee’s responsibilities include: annual review of and recommendation to the Board for the selection of the Corporation’s independent registered public accounting firm, review with the internal auditors and independent registered public accounting firm the overall scope and plans for the respective audits as well as the results of such audits, and review with management, the internal auditors and independent registered public accounting firm the effectiveness of accounting and financial controls, and interim and annual financial reports. All of the members of the Audit Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

As of January 1, 2011, William G. Morral was named Chairman of the Audit Committee. The Board has determined that Mr. Morral meets the requirements adopted by the SEC and the NASDAQ Stock Market for qualification as an audit committee financial expert. Mr. Morral has served as a member of the Board since 2002. Mr. Morral is a certified public accountant and has experience in the public accounting field as a former partner at Arthur Young and Co. (now Ernst & Young LLP). Mr. Morral’s past employment experience as Senior Vice President and Chief Financial Officer of Moyer Packing Company for sixteen years included active supervision of finance, accounting, audit, credit, information technology, payables and payroll, providing him with a high level of financial sophistication and a comprehensive knowledge of internal controls and audit committee functions. An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant's financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the Audit Committee and the Board in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the Securities and Exchange Commission does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Additionally, a person who is determined to be an audit committee financial expert will not be deemed an "expert" for purposes of Section 11 of the Securities Act of 1933.

The Board re-approved the Audit Committee Charter in January 2016. At the January 2016 meeting of the Audit Committee, the Committee re-approved the Audit and Non-Audit Services Pre-Approval Policy. Copies of these documents may be found on the Corporation’s Web Site: www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee ("Committee") met five (5) times during 2015. The Committee has reviewed and discussed the audited consolidated financial statements of the Corporation for the year ended December 31, 2015, with the Corporation's management. The Committee has discussed with KPMG LLP (KPMG), the Corporation's independent registered public accounting firm for the fiscal year ended December 31, 2015, the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees (as modified or supplemented.)

The Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (as modified or supplemented) regarding KPMG’s communications with the audit committee concerning independence, and the Committee has discussed the independence of KPMG with that firm.

Based on the Committee's review and discussions noted above, the Committee recommended to the Board that the Corporation's audited consolidated financial statements be included in the Corporation's Annual Report on Form 10‑K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Univest Audit Committee Members:

William G. Morral, Chairman
Douglas C. Clemens
P. Gregory Shelly
Michael L. Turner

Ratification of the Appointment of Independent Registered Public Accounting Firm

The audit committee of the Board has appointed KPMG LLP as our independent registered public accounting firm for 2016. KPMG LLP was first engaged as our independent registered public accounting firm in 2004 and audited our financial statements for 2015.

Although shareholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, the Board has decided to afford our shareholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, the Committee at its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Corporation and our shareholders. If our shareholders do not ratify the appointment, the Committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

A representative from KPMG, as independent registered public accounting firm for the current fiscal year, is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by KPMG for the integrated audit, including an audit of the Corporation’s annual financial statements and internal controls over financial reporting, and fees billed for other services rendered by KPMG:

	2015	2014(3)
Audit Fees	$822,933	$919,490
Audit Related Fees (1)	76,250	78,091
Tax Fees (2)	121,025	100,300
Total Fees	$1,020,208	$1,097,881

(1)	Includes audit of benefit plans and student loan agreed upon procedures. 100% of these fees were approved pursuant to the Audit Committee's pre-approval policy and procedures.
(2)	Includes preparation of federal and state tax returns and tax compliance issues. 100% of these fees were approved pursuant to the Audit Committee's pre-approval policy and procedures.
(3)	Prior period information has been revised to include fees billed and paid for the 2014 audit after the preparation of the 2015 Proxy Statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2015 Performance Summary

Our focus in 2015 was tied to three strategic priorities:

•	Grow Top Line Revenue

◦	Revenue increased by 21% over 2014

◦	Experienced organic loan growth of 11%

◦	Net interest margin increased 9 basis points to 3.96%

•	Maximize Efficiency and Manage Cost

◦	Closed six financial centers operating in close proximity to other Univest locations with projected annual savings of $1.9 million

◦	Implemented a new deposit platform with enhanced workflow which will generate efficiencies and improve the customer experience

◦	Converted former Valley Green Bank customers to the Univest core banking platform in April

•	Expand and Optimize the Capabilities of Univest to Better Serve Our Customers and Communities

◦	Issued $50 million in subordinated debt to enhance our regulatory capital and support both organic and acquisition driven growth

◦	Opened two new financial centers in Collegeville and Newtown which are staffed by personal bankers providing a full range of personal solutions and consultative services to our customers

◦	Began projects to enhance customer access through updates to our website and mobile app

◦	Growth Through Acquisitions

•	Acquisition of Valley Green Bank closed on January 1, 2015

•	Announcement of definitive merger agreement with Fox Chase Bancorp, Inc. on December 8, 2015

While we did not achieve targeted performance for our incentive plan performance measures, actual results were above threshold and on an operating basis (adjusting both 2015 and 2014 net income for integration and acquisition related costs and restructuring charges, as applicable) earnings per share increased more than 7% over 2014. Substantial progress was also made on other important internal goals, such as those noted above which we believe will contribute to improved financial results going forward.

2015 Compensation Summary

•	Salaries: 2015 salary increases for the executive officers ranged from 10% - 13%.

•
Annual Incentive: Based on 2015 performance, the corporate performance portion of the annual incentive paid out at 71% of target. Because we did not achieve our Plan, our annual incentive paid below target.

•	Equity: Similar to prior years, we granted our executives two forms of equity:

◦	Performance-vested restricted stock which cliff vests after three years based on relative ROAA to our Board approved peer group.

◦	Options which time-vest over four years (1/3 on second anniversary, 1/3 on third anniversary, and 1/3 on fourth anniversary).

•	Additional Compensation Policies: In an effort to be responsive to shareholders, we have made two updates to our disclosure:

◦	Ownership Requirements: During 2010, ownership requirements were implemented which we disclose for the first time in this document.

◦	Claw Back: Instituted a claw back provision for 2016 incentives.

EXECUTIVE COMPENSATION PHILOSOPHY

The principal objective of the Corporation is to maximize shareholder value through the development and enhancement of the Corporation's business operations. To further that objective, the Corporation's executive compensation program is designed to:

•
Attract and retain talented employees in leadership positions in the Corporation by recognizing the importance of these individuals in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement: “To be the best integrated financial solutions provider in the market.” These key statements are critical in keeping us focused on our short-term and long-term goals for the success of the Corporation.

•
Support strategic performance objectives through the use of compensation programs. The goal of the executive compensation program is to provide the executive with a total compensation package competitive with the market and industry in which the Corporation operates, and to promote the long-term goals, stability and performance of the Corporation. By doing this, we will align the interests of management with those of our shareholders.

•
While exact positioning varies by each individual’s experience and responsibilities, our intent is to pay salaries, cash incentives, and equity incentives near the 50th percentile of the market when we meet our targeted performance objectives.

•	Support the Corporation’s management development and succession plans.

•	Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•	Require executives to acquire substantial levels of ownership of the Corporation’s stock in order to better align the executives' interests with those of the shareholders’ through a variety of plans.

•	Ensure, to the extent possible, that compensation has been and will continue to be tax deductible.

BASE SALARY COMPENSATION

The Compensation Committee's approach is to offer competitive salaries in comparison with market practices. The Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor market as the pool of executives who are currently employed in similar positions in companies with similar asset size and scope of operation, with special emphasis placed on salaries paid by companies that constitute the banking industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

The Compensation Committee makes salary decisions in a structured annual review. The Compensation Committee considers decision-making responsibilities, experience, work performance and achievement of key goals, and team-building skills of each position as the most important measurement factors in its annual reviews. To help quantify these measures, the committee has enlisted the assistance of an independent compensation consultant. Base salaries are determined by considering the experience and responsibilities of the individual executive officer with a target of paying at the median (50%) level of our peer group adjusted for overall performance of the individual executive. Base salaries are adjusted annually and are in effect for the period January 1 through December 31.

During 2014, the Corporation engaged Mosteller & Associates to accumulate comparative data on the Corporation’s peer group which the Compensation Committee utilized in adjusting the base salary of its executive group. The Corporation’s peer group, eighteen (18) institutions of similar asset size and regional location, consists of: Arrow Financial Corp.; Berkshire Hills Bancorp, Inc.; Bryn Mawr Bank Corporation; Camden National Corporation; Chemung Financial Corporation; Financial Institutions, Inc.; First Defiance Financial Corp.; Independent Bank Corp.; Park National Corporation; Peoples Bancorp, Inc.; S&T Bancorp, Inc.; Sandy Spring Bancorp, Inc.; Tompkins Financial Corporation; TowneBank; TrustCo Bank, NY; Union First Market Bankshares Corporation; Washington Trust Bancorp, Inc.; and WSFS Financial Corporation.

In November 2014, the Compensation Committee met and reviewed the performance of the named executive officers with the Chief Executive Officer to determine increases in base salary compensation for 2015. The Committee also met in executive session without the Chief Executive Officer to discuss his base salary for 2015. Increases in base salary compensation for 2015 were based on individual performance and the selected peer group compensation review along with market analysis, which provides a broader view of compensation practices than the more limited peer group represented by the proxy study performed by the Corporation’s independent compensation consultants.

Below outlines the increases in base salary compensation for 2015 approved by the Compensation Committee:

Executive	2015	2014	Base Salary Increase
Jeffrey M. Schweitzer	$510,000	$450,000	13.3%
Michael S. Keim	300,000	270,000	11.1%
Duane J. Brobst	220,000	200,000	10.0%
Kevin B. Norris	275,000	250,000	10.0%
Eric W. Conner	215,000	190,000	13.2%

The increase for Mr. Schweitzer was determined based on merit, along with the goal of getting Mr. Schweitzer’s base salary to the median (50%) level over the three year period as a result of his promotion to Chief Executive Officer on January 1, 2014. The increase for Mr. Norris was due to his promotion to President of Wealth Management. The increases for the other named executive officers are due to merit, growth and increased complexity of the Corporation and their related responsibilities. In addition, Mr. Brobst and Mr. Keim assumed additional responsibilities as a result of K. Leon Moyer’s (former President and CEO of the Bank) retirement on January 1, 2015.

ANNUAL INCENTIVES

The Corporation established a non-equity annual incentive plan to reward executive officers for achieving annual financial objectives. The weighted financial measures and related targets for the plan are set in the preceding fiscal year by the Compensation Committee. The annual incentive program for Messrs. Schweitzer, Keim, Brobst, and Conner consists of cash bonuses based 75% on meeting annual Corporation performance goals (annual net income, efficiency ratio and return on average assets); and 25% on individual performance to reinforce the critical focus of our executive officers on certain annual objectives that have significant impact on our long-term performance strategy. The payout under the Annual Incentive Compensation plan will occur during February of each year for which a payout is made.

The Annual Incentive Compensation plan provides for payouts based on actual results compared to target as detailed in the table below. The payout under the Annual Incentive Compensation plan was interpolated based on actual results compared to threshold, target, and optimum; there is no payout for performance below threshold.

Executive	Threshold 40% of Target (% of salary)	Target 100% of Target (% of salary)	Optimum 150% of Target (% of salary)	Actual Award (% of salary)	Actual Award ($)
Jeffrey M. Schweitzer	20.0%	50.0%	75.0%	45.5%	$232,190
Michael S. Keim	14.0%	35.0%	52.5%	31.9%	95,608
Duane J. Brobst	14.0%	35.0%	52.5%	27.5%	60,487
Eric W. Conner	10.0%	25.0%	37.5%	22.8%	48,942
The Corporation’s financial targets set by the Compensation Committee for 2015 along with the actual results for the Annual Incentive Compensation component of executive compensation were as follows:

Performance Metric	Goal Weight	Threshold	Target (Plan)	Optimum	Actual*
Net Income (000’s)	34.0%	$23,535	$29,418	$35,302	$27,762
Return on Average Assets	33.0%	0.84%	1.05%	1.26%	1.00%
Efficiency Ratio	33.0%	69.12%	66.62%	64.12%	68.91%

*Adjusted to exclude the impact of after-tax merger-related expenses associated with the Fox Chase Bancorp acquisition.

As a result of actual corporate performance (paid out at 71% of target) and the individual performance component, an aggregate cash bonus was paid to the above named executive officers of the Corporation for 2015 ranging from 79% to 91% of the targeted payout level.

The individual performance component is recommended by the President and CEO of the Corporation and Chairman of the Corporation, as applicable. When considering the recommendations, the Compensation Committee considers the individual’s contribution to progress on strategic initiatives critical to the Corporation’s performance in 2015 and beyond. In 2015, the Compensation Committee determined that the individual performance component for Messrs. Schweitzer, Keim and Conner should be paid-out at Optimum, largely due to the successful system conversion and integration of Valley Green Bank, while Mr. Brobst’s individual performance component should be paid at Target.

Annual Incentive for Mr. Norris

As the President of Univest’s Wealth Management business, Mr. Norris does not participate in the same corporate-wide annual incentive plan as the other named executive officers. A separate bonus pool is established within Wealth Management and is funded based on Wealth Management’s pre-tax income. The actual incentive award for Mr. Norris is allocated and approved by the President and CEO of the Corporation on a discretionary basis from the pool. For 2015, Mr. Norris’ cash incentive target was 25% of salary, and the actual award was $65,750, 95% of his target payout level.

Structured Discretion

Recognizing that unforeseen events in the economy could have an impact on the annual performance of the Corporation, but still result in the Corporation, through focused and disciplined management, exceeding the performance of its Select Peer Group, as determined by the Board of Directors, which consists of all publicly traded Mid-Atlantic (defined as Pennsylvania, New York, New Jersey, Delaware, Maryland and the District of Columbia) banks, thrifts and savings institutions between $1 billion and $5 billion in total assets, the Annual Incentive Compensation Plan also has a Peer Performance Lever. The Compensation Committee has the discretion to pay out at the Threshold level, even if the Corporation’s performance does not meet Threshold levels, if the Corporation’s performance exceeds 50% of the Select Peer Group performance with respect to Return on Average Assets. Additionally, the Compensation Committee has the discretion to pay out at the Target level, even if the Corporation’s performance does not meet Target levels, if the Corporation’s performance exceeds 80% of the Select Peer Group performance with respect to Return on Average Assets. Finally, the Compensation Committee has the discretion to not pay out the Annual Incentive Compensation if the Corporation’s performance does not exceed 40% of the Select Peer Group performance with respect to Return on Average Assets.

The Compensation Committee made no discretionary adjustments to executive compensation in 2015, and does not intend to utilize this feature going forward.

Annual Incentive Deferral Option

For the 2014 annual incentive plan award paid at the beginning of 2015, executives had the option to receive up to 50% of their annual incentive bonus in shares of the Corporation’s stock, which the Corporation matched with a restricted stock grant.  The restricted stock grant would vest ratably over a five-year period.  The purpose of this deferral option was to further align the executive’s interests with those of the shareholders, promote retention and keep the executive focused on the long-term viability, performance and stability of the Corporation. In order to have a larger portion of the executives’ pay based on performance, the executives were not given this option for the 2015 annual incentive plan paid at the beginning of 2016, and we do not intend to utilize this feature going forward.

LONG-TERM INCENTIVES

Stock-Based Compensation

The long-term incentive program consists primarily of stock options and restricted stock grants; performance-based restricted stock awards vest based on the Corporation’s performance compared to its selected peers with respect to certain financial measures. The purpose of the program is to align management’s interests with those of our shareholders, promote employee retention and also to ensure management’s focus on the long-term stability and performance of the Corporation. The Corporation’s target is to pay out incentive compensation, both short-term and long-term, at the median (50%) level of our peer group when targeted performance is met.

At the Annual Meeting in 2003, the shareholders approved the Univest 2003 Long-Term Incentive Plan; at the Annual Meeting in 2008, the shareholders approved the Amended and Restated Univest 2003 Long-term Incentive Plan. The 2003 Long-Term Incentive Plan expired in April 2013. At the Annual Meeting in 2013, the shareholders approved the Univest 2013 Long-Term Incentive Plan. The purpose of the plan is to enable employees and non-employee directors of the Corporation to: (i) own shares of stock in the Corporation, (ii) participate in the shareholder value which has been created, (iii) have a mutuality of interest with other shareholders and (iv) enable the Corporation to attract, retain and motivate key employees of particular merit. Participation in the 2013 Long-Term Incentive Plan is determined by the Compensation Committee. The plan authorizes the Committee to grant both stock and/or cash-based awards through incentive and non-qualified stock options, stock appreciation rights, restricted stock, and/or long-term performance awards to participants. With respect to these grants, 2,000,000 shares were initially set aside for these long-term incentives. The number of shares of common stock available for issuance under the plan is subject to adjustment, as described in the plan. This includes, in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the stock, substitution or adjustment in the aggregate number of shares reserved for issuance under the plan, in the number and option price of shares subject to outstanding options granted under the plan and in the number and price of shares subject to other awards, as described in the plan. As a result of the acquisition and merger of Valley Green Bank into Univest Bank and Trust Co., 473,483 additional shares are now available for distribution under the 2013 Long-Term Incentive Plan. At the time of an award grant, the Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.).

Upon a change in control: any stock appreciation rights outstanding for at least six months and any stock options awarded which have been held for at least six months shall become fully vested and exercisable; restrictions applicable to any restricted stock award shall lapse and such shares shall be deemed fully vested; the value of all outstanding stock options, stock appreciation rights and restricted stock awards shall be cashed out on the basis of their fair market value; and any outstanding long-term performance awards shall be vested and paid out based on the prorated target results for the performance periods in question.

2015 Equity Grants

Long-term incentive compensation consists of a combination of performance-based restricted stock and stock options.

Performance-based restricted stock was granted on January 31 based on the Top Quintile performance as detailed in the chart below. The performance-based restricted stock will vest on February 15th after three years of performance (i.e. restricted stock granted on January 31, 2015 will vest on February 15, 2018) based on the Corporation’s performance compared to its Select Peer Group with respect to three-year average Return on Average Assets. On January 31, 2015, the Compensation Committee approved the granting of performance-based restricted stock to the following named executives:

	Number of Shares			Grant Date Fair Value ($)
Executive	3rd Quintile 40%-60%	2nd Quintile 60%-80%	Top Quintile 80%-100%	3rd Quintile 40%-60%	2nd Quintile 60%-80%	Top Quintile 80%-100%
Jeffrey M. Schweitzer	2,500	5,000	7,500	$46,300	$92,600	$138,900
Michael S. Keim	1,250	2,500	3,750	23,150	46,300	69,450
Duane J. Brobst	1,250	2,500	3,750	23,150	46,300	69,450
Kevin B. Norris	750	1,500	2,250	13,890	27,780	41,670
Eric W. Conner	750	1,500	2,250	13,890	27,780	41,670

The granting of options is anticipated to occur annually, at the discretion of the Compensation Committee, on January 31 and is not contingent on the achievement of annual targets described under Annual Incentive Compensation. The number of options to be granted each year will be determined by the Compensation Committee. On January 31, 2015, the Compensation Committee approved the granting of stock options to the following named executives:

Executive	Stock Options Granted		Grant Date Fair Value ($)
Jeffrey M. Schweitzer	9,000	shares	$54,593
Michael S. Keim	4,500	shares	27,297
Duane J. Brobst	4,500	shares	27,297
Kevin B. Norris	2,000	shares	12,132
Eric W. Conner	2,000	shares	12,132
Vesting of 2012 Performance-Based Restricted Stock

During 2012, the Corporation granted its executives performance-based restricted stock similar in nature to the 2015 award described above. The performance period for this award ended in 2015, and our three year ROAA and ROAE relative to peers fell in the 2nd Quintile. The number of shares earned and vested for each named executive are disclosed below.

Executive	Number of Vested Shares
Jeffrey M. Schweitzer	2,500	shares
Michael S. Keim (1)		N/A
Duane J. Brobst	1,500	shares
Kevin B. Norris (1)		N/A
Eric W. Conner (1)		N/A
(1) Executive was not a participant in 2012 Executive Compensation Plan

Stock Ownership Requirements

To reinforce the importance of aligning the financial interests of the executive officers with those of the shareholders, the Board of Directors approved minimum stock ownership guidelines for the executive officers in 2010. Below are the minimum required holdings for the named executive officers. A majority of the executive officers are in compliance with the ownership requirements while the remaining officers are on pace to be in compliance with the ownership requirements within the allotted timeframe.

Executive	Ownership Requirement (Multiple of Base Salary)
Jeffrey M. Schweitzer	3.0x
Michael S. Keim	2.5x
Duane J. Brobst	2.0x
Kevin Norris	1.5x
Eric W. Conner	1.5x

The ownership requirements vary based upon which category of the executive incentive plan (there are four) the executive is placed in. In 2015, executive officers in each category were as follows: Category 1 is the President and CEO of the Corporation; Category 2 is the President of the Bank; Category 3 included any Senior Executive Vice President of the Corporation and/or the Bank and any President of Commercial Banking; and Category 4 includes Executive Vice Presidents of the Corporation or Bank, along with Presidents of lines of business other than Commercial Banking. These ownership requirements must be met within 7 years of entering the plan. If an individual is promoted to a new category, the individual will have 3 additional years in which to achieve the new ownership requirement. The following shares are considered “owned” in meeting the ownership requirements outlined in the table above:

•	All shares held by the employee or their spouse

•	All restricted stock (vested or nonvested)

•	Unexercised vested in-the-money stock options

•	Shares held in the employee’s 401(k) plan

Claw Back Provision on Incentive Compensation

In the case where an accounting restatement occurs due to a material error, whether due to intentional fraud or a “no fault” accounting restatement, incentive-based compensation that is based on financial information required to be reported under the securities laws, including performance based restricted stock, will be recovered from all Section 16 officers who were Section 16 officers during the relevant period. If it is determined by the Compensation Committee that it is impracticable to recover the amounts (i.e. the cost to recover exceeds the amount to be recovered) then the Corporation will disclose the individual’s name, the amount foregone, and a brief description of the reason for deciding not to pursue recovery in our next annual proxy statement.

Post-Retirement Plans

Univest provides a qualified pension plan to all employees hired prior to December 8, 2009. The Defined Benefit Pension Plan (DBPP) is a noncontributory defined benefit retirement plan covering substantially all employees of the Corporation who were hired before December 8, 2009, completed one year of service with the Employer and attained age 21. Effective December 31, 2009, the benefits previously accrued under the DBPP were frozen and the DBPP was amended and converted to a cash balance plan, with participants not losing any pension benefits already earned in the DBPP. Additionally, employees hired on or after December 8, 2009 are not eligible to participate in the DBPP. The DBPP is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. The DBPP is administered by the Pension Committee appointed by the Board of Directors of the Corporation. The Pension Committee has appointed the Bank as trustee of the DBPP. Employer contributions are based on amounts required to be funded under the provisions of ERISA. No contributions are required or permitted by the participants.
The normal retirement date is the first day of the month in which the participant’s 65th birthday occurs and he/she has completed five years of credited service. Prior to December 31, 2009, the normal annual retirement benefit amount accrued was 1.5% of average earnings for each year of credited service up to 20 years plus 0.5% of average earnings for each year of credited service in excess of 20 years up to 35 years, plus 0.25% of average earnings in excess of the average Social Security wage base for each year of credited service up to 35 years.
    Benefits under the cash balance plan are credited to the employees’ account based on the following formula:

Years of Service	Annual Benefit Credited
0 - 10	3% of salary
11- 20	5% of salary
21 +	7% of salary

Additionally, annually the employees’ accounts are credited with a guaranteed return of the ten year Treasury note rate plus 1% not to exceed the 30 year Treasury note rate. To not penalize long-term employees of the Corporation, for employees over the age of 55 with over 20 years of service on December 31, 2009, the annual retirement benefit is guaranteed to be the higher of the benefit attributable to the formula under the DBBP or the new cash benefit account.
Each participant who has at least ten years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to his/her normal retirement age. A participant’s early retirement benefit is the greater of 1) the actuarial equivalent of the accrued benefit if the benefit is distributed in a form other than a nondecreasing life annuity payable for a period not less than the life of the participant, or 2) the accrued benefit reduced from the early retirement date by 1/15th per year for the first five years and 1/30th per year for each of the next five years. A participant’s early retirement benefit with respect to benefits accrued prior to the cash balance plan conversion effective December 31, 2009 is the participant’s accrued benefit payable at the participant’s normal retirement date, reduced by 6% per year for the first five years and 4% per year thereafter to age 55; however, if the participant has attained age 62 at the early retirement date and the sum of the participant’s age plus years of service equals or exceeds 85, the participant will receive the normal retirement benefit.
Participants were not vested in the benefits accrued up to December 31, 2009 until they completed five years of service, at which time they become fully vested in the benefits accrued up to December 31, 2009 in the DBPP. Participants were not vested in the benefits accrued after December 31, 2009, under the cash balance portion of the plan, until they completed three years of service, at which time they became fully vested in the benefits accrued under the cash balance portion of the plan.
A vested participant who dies before the annuity starting date and who has a surviving spouse shall have the death benefit paid to the surviving spouse in the form of a preretirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death.

While the Corporation has not expressed any intent to do so, the DBPP/cash balance plan may be discontinued at any time, subject to the provisions of ERISA. In the event such discontinuance results in termination of the DBPP/cash balance plan, the DBPP/cash balance plan provides that the net assets of the plan shall be allocated among the participants in the order provided for in ERISA. To the extent there are unfunded vested benefits other than benefits becoming vested by virtue of termination of the DBPP/cash balance plan, ERISA provides that such benefits are payable to participants by the Pension Benefit Guaranty Corporation (PBGC) up to specified limitations.
Should the DBPP/cash balance plan terminate at some future time, its assets generally may not be available on a pro rata basis to provide participants’ benefits. Whether a particular participant’s accumulated plan benefits will be paid depends on both the priority of those benefits and the level of benefits guaranteed by the PBGC at that time. Some benefits may be fully or partially provided for by the then-existing assets and the PBGC guaranty while other benefits may not be provided for at all.
On an optional basis, all officers and employees who have attained the age of 18 and have completed one month of continuous service may participate in the Deferred Salary Savings Plan (DSSP). In 2015, participants could defer up to a maximum of $18,000 if under age 50 and $24,000 if at least age 50 by December 31. After employees complete 6 months of service, the Corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant's salary. All contributions are invested via a trust. The Corporation's matching contributions for 2015, 2014 and 2013, amounted to $1,017,667, $836,007 and $765,400, respectively. The matching contributions are vested at 50% at the end of two years, 75% at the end of three years, and 100% at the end of four years. Benefit payments normally are made in connection with a participant's retirement. The DSSP permits early withdrawal of the money under certain circumstances. Under current Internal Revenue Service regulations, the amount contributed to the plan and the earnings on those contributions are not subject to Federal income tax until they are withdrawn from the plan.

OTHER PERQUISITES

Compensation for group life insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers of the Corporation or its subsidiaries.

Certain executive officers, including the named executive officers, receive expense allowances. These perquisites are determined and approved by the Compensation Committee under the same methodologies for and in conjunction with base salary compensation. Univest also provides certain named executive officers with personal tax preparation services; these services are provided by a Certified Public Accounting firm other than Univest’s Independent Registered Public Accounting Firm, KPMG LLP.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally provides that no deduction is allowed for compensation in excess of $1 million paid by a public company to its CEO or any of its other three most highly paid executive officers (other than the CFO). However, compensation that qualifies as "performance-based" compensation is not subject to the deductibility limit. The Compensation Committee attempts to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with the Corporation's strategies and goals. However, the Compensation Committee recognizes that paying certain compensation that is not tax-deductible may sometimes be in our best interest, and to that end we do not have a policy requiring that all compensation be deductible. Further, even if the Compensation Committee intends or attempts to grant compensation that may qualify as "performance-based" for purposes of Section 162(m), the Corporation cannot guarantee that such compensation ultimately will be deductible by it, including where in the Compensation Committee's judgment payment of non-deductible compensation is needed to achieve the Corporation’s overall compensation objectives.

Overview of Compensation Changes for 2016

In 2015, the Compensation Committee engaged McLagan, a part of Aon plc, as its independent compensation consultant. Working with McLagan, the Committee decided to make the following changes which will impact executive compensation in 2016:

•
Developed and adopted a new peer group for compensation benchmarking and measuring relative performance to the market. The new peer group is a better representation of the Corporation's business model and includes 22 institutions of similar asset and revenue size and mix of revenue between net interest and fee income. Specifically, the peer group is comprised as follows: 1st Source Corp., Arrow Financial Corp., Bryn Mawr Bank Corp., Camden National Corp., Chemung Financial Corp., City Holding Co., CoBiz Financial Inc., Community Trust Bancorp Inc., First Busey Corp.,

First Community Bancshares Inc., First Defiance Financial, Lake Sunapee Bank Group, Peapack-Gladstone Financial, Peoples Bancorp Inc., QCR Holdings Inc., S&T Bancorp Inc., Sandy Springs Bancorp Inc., Stock Yards Bancorp Inc., Tompkins Financial Corporation, TowneBank, Washington Trust Bancorp Inc. and WSFS Financial Corp.

•
Made adjustments to the annual incentive plan to better align with shareholder interests, including: eliminating the discretionary performance lever; changing corporate metrics to annual EPS, ROE, credit quality, and efficiency ratio; and adjusting weightings of metrics.

•	Eliminated the company match in restricted stock on elective deferrals of annual incentive.

•
Made adjustments to the long-term incentive plan to reflect market best practices and to better align with our compensation philosophy, including:  adding three year EPS as a metric; establishing a minimum performance requirement for vesting; and modifying the methodology for calculating awards to allow for interpolation between performance levels.

•	Adopted a claw back provision permitting the Company to recoup over-payments of incentive compensation based upon an accounting restatement due to a material error.

•	Adopted change in control agreements for certain executive officers, including the named executive officers.

2016 Base Salaries

In November 2015, the Compensation Committee met and reviewed the performance of the named executive officers with the Chief Executive Officer to determine increases in base salary compensation for 2016. The Committee also met in executive session without the Chief Executive Officer to discuss his base salary for 2016. Increases in base salary compensation for 2016 were based on individual performance and the selected peer group compensation review along with market analysis, which provides a broader view of compensation practices than the more limited peer group represented by the proxy study performed by the Corporation’s independent compensation consultants.

Below outlines the increases in base salary compensation for 2016 approved by the Compensation Committee:

Executive	2016	2015	Base Salary Increase
Jeffrey M. Schweitzer	$550,000	$510,000	7.8%
Michael S. Keim	375,000	300,000	25.0%
Duane J. Brobst	240,000	220,000	9.1%
Kevin B. Norris	285,000	275,000	3.6%
Eric W. Conner	235,000	215,000	9.3%

The increase for Mr. Schweitzer was determined based on merit, increase in size and complexity of the Corporation along with the goal of getting Mr. Schweitzer’s base salary to the median (50%) level over a three year period as a result of his promotion to Chief Executive Officer on January 1, 2014. The increase for Mr. Keim was determined based on his promotion to President of the Bank. The increases for the other named executives are due to merit, growth and increased size and complexity of the Corporation and their related responsibilities.

Change in Control Agreements

On February 26, 2016, the Corporation entered into change of control agreements (the “Agreement”) with certain executive officers, including the named executive officers. For Messrs. Schweitzer, Keim, Brobst and Conner the Agreement has a fixed term commencing on February 26, 2016 and ending on December 31, 2017, with automatic annual one year renewals of the Agreement thereafter, absent notice of non-renewal from either party. For Mr. Norris, the Agreement has a fixed term commencing on February 26, 2016 and ending on December 31, 2016, with automatic annual one-year renewals of the Agreement thereafter, absent notice of renewal from either party.
In the event an executive’s employment is terminated subsequent to a “change in control” during the term of the Agreement either by the Corporation for a reason other than “cause” (as defined in the Agreement) or by the executive after the occurrence of certain specified events of “good reason” described below, the Corporation will pay Messrs. Schweitzer, Keim, Brobst and Conner a lump-sum cash payment equal to the sum of (i) two times their highest annual base salary in effect at the time of termination of employment for the current and two preceding calendar years and (ii) two times their average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, they will each receive continuation of medical insurance benefits for two years, or a cash payment equal to the cost to obtain such benefits. Mr. Norris will receive a lump-sum cash payment equal to the sum of (i) one time his highest annual base salary in effect at the time of termination of employment for the current and two preceding calendar years and (ii) one time his average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, Mr. Norris will receive continuation of medical insurance benefits for one year, or a cash payment equal to the cost to obtain such benefits.
The specified events of “good reason” permitting an executive to terminate employment following a change in control and receive payments or benefits under the Agreement include: (i) material diminution in executive’s authority, duties or other terms and conditions of employment; (ii) reassignment to a location greater than 25 miles from executive’s office on the date of the change in control (unless closer to executive’s residence); (iii) material diminution in executive’s base salary; (iv) failure to provide executive with employee benefits (retirement or pension, life insurance, medical, health and accident insurance, and similar plans) applicable at the time of the change in control; or (v) a material breach of the Agreement.
Payments under the Agreement would be reduced to the extent necessary to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. In the event that the executive becomes entitled to and receives benefits under the Agreement after a change in control, he will be subject to one year non-compete and non-solicitation covenants. In the event that the executive voluntarily terminates employment during the term of the Agreement prior to a change in control, he will be subject to similar non-compete and non-solicitation covenants for six months.

CONCLUSION

Through the programs described above, a significant portion of the Corporation's executive compensation is linked directly to individual and corporate performance and growth in shareholder value. The Committee intends to continue the policy of linking executive compensation to individual and corporate performance and growth in shareholder value, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

The following Summary Compensation Table is mandated by SEC rules, contains a mix of earned and target pay, and several items that are driven by accounting and actuarial assumptions. Earned amounts shown under stock and option awards are determined at grant date fair values, which may be worth more, less, or even nothing when vested or paid.

The following table sets forth for the fiscal years ended December 31, 2015, 2014 and 2013, the compensation which the Corporation and its subsidiaries’ principal executive officer, principal financial officer and three other named executive officers earned. This table should be read in conjunction with the “Compensation Discussion and Analysis” section of this Proxy Statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (a)	Non-Equity Incentive Plan Compensation	Change in Pension Value (b)	All Other Compensation (c)	Total
Jeffrey M. Schweitzer,	2015	$510,000	$ -0-	$186,950	$54,593	$232,190	$9,180	$46,183	$1,039,096
President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank	2014	450,000	-0-	206,880	58,795	211,112	14,924	38,111	979,822
	2013	320,000	-0-	111,940	37,260	132,094	2,302	28,677	632,273
Michael S. Keim,	2015	300,000	-0-	88,670	27,297	95,608	11,927	27,376	550,878
Senior Executive Vice President and Chief Financial Officer of the Corporation and President and Chief Financial Officer of the Bank	2014	270,000	-0-	67,248	13,066	63,334	8,659	20,003	442,310
	2013	240,000	-0-	37,980	10,646	61,919	4,728	15,499	370,772
Duane J. Brobst,	2015	220,000	-0-	69,450	27,297	60,487	28,978	23,591	429,803
Senior Executive Vice President and Chief Risk Officer of the Corporation and of the Bank	2014	200,000	-0-	47,246	13,066	46,914	65,770	17,335	390,331
	2013	189,000	-0-	37,980	10,646	48,762	(9,089)	17,172	294,471
Kevin B. Norris,	2015	275,000	-0-	64,254	12,132	65,750	—	20,267	437,403
President of Wealth Management of the Bank	2014	215,513	-0-	42,255	13,066	45,186	—	12,269	328,289
Eric W. Conner,	2015	215,000	-0-	41,670	12,132	48,942	7,307	20,076	345,127
Executive Vice President and Chief Technology Officer of the Corporation and the Bank	2014	190,000	-0-	42,255	13,066	44,568	11,459	13,218	314,566
	2013	150,000	-0-	37,980	10,646	38,699	(542)	11,094	247,877

(a)
Represents the fair value for all stock options granted during 2015, 2014 and 2013, respectively. Assumptions used in calculating the fair value on these stock options are set forth in Note 11 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2015.

(b)	2013 Changes in Pension Value were primarily due to an average increase in the Citicorp Pension Liability yields used of approximately 89 basis points.

(c)
Includes Deferred Salary Savings Plan (401(k)) company matching contributions, dividends on unvested restricted stock awards, life insurance premiums, expense allowance, and personal tax preparation services. No individual item in 2015, 2014 or 2013 exceeded $25,000.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey M. Schweitzer		$110,000	$275,000	$412,500	N/A	N/A	N/A
	1/31/2015							7,500(a)	9,000	$18.52	$193,493
	2/19/2015							2,500(b)	-0-	N/A	48,050
	1/31/2016							10,016(a)	13,622	19.96	282,466
Michael S. Keim		60,000	150,000	225,000	N/A	N/A	N/A
	1/31/2015							3,750(a)	4,500	18.52	96,747
	2/19/2015							1,000(b)	-0-	N/A	19,220
								5,463(a)	7,430	19.68	154,066
Duane J. Brobst		33,600	84,000	126,000	N/A	N/A	N/A
	1/31/2015							3,750(a)	4,500	18.52	96,747
	1/31/2016							3,059(a)	4,161	19.68	86,273
Kevin B. Norris		28,500	71,250	106,875	N/A	N/A	N/A
	1/31/2015							2,250(a)	2,000	18.52	53,802
	2/19/2015							1,175(b)	-0-	N/A	22,584
	1/31/2016							2,595(a)	3,529	19.68	73,181
Eric W. Conner		23,500	58,750	88,125	N/A	N/A	N/A
	1/31/2015							2,250(a)	2,000	18.52	53,802
	1/31/2016							2,140(a)	2,910	19.68	60,348

(a)
These are performance-based awards which will vest based upon the Corporation’s performance against its peers over the next three years and achievement of an EPS target. Actual shares that vest may change from the above table based on performance. Dividends are paid on the shares but must be invested in the dividend reinvestment plan and are not eligible for cash payout. The shares granted are eligible for voting.

(b)
The named executive officers elected to receive up to 50% of their 2014 annual incentive compensation (paid in February 2015) in the form of the Corporation’s stock which was matched by the Corporation in the form of a restricted stock grant which will vest ratably over a five-year period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards (a)						Stock Awards
	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Jeffrey M. Schweitzer (a)	12/31/2007	6,000	-0-	-0-	$21.11	12/31/2017	2/10/2011	34	$709	-0-	$-0-
	1/31/2011	4,500	-0-	-0-	17.24	1/31/2021	2/9/2012	421	8,782	-0-	-0-
	1/31/2012	3,000	-0-	1,500	14.80	1/31/2022	1/31/2013	-0-	-0-	5,625	117,338
	1/31/2013	2,334	-0-	4,666	16.88	1/31/2023	2/7/2013	622	12,975	-0-	-0-
	1/31/2014	-0-	-0-	9,000	18.78	1/31/2024	1/31/2014	-0-	-0-	7,500	156,450
	1/31/2015	-0-	-0-	9,000	18.52	1/31/2025	2/6/2014	2,911	60,723	-0-	-0-
							1/31/2015	-0-	-0-	7,500	156,450
							2/19/2015	2,500	52,150	-0-	-0-
Michael S. Keim	1/31/2010	1,500	-0-	-0-	17.58	1/31/2020	1/31/2013	-0-	-0-	2,250	46,935
	1/31/2011	1,500	-0-	-0-	17.24	1/31/2021	1/31/2014	-0-	-0-	2,250	46,935
	1/31/2012	1,000	-0-	500	14.80	1/31/2022	2/6/2014	1,102	22,988	-0-	-0-
	1/31/2013	667	-0-	1,333	16.88	1/31/2023	1/31/2015	-0-	-0-	3,750	78,225
	1/31/2014	-0-	-0-	2,000	18.78	1/31/2024	2/19/2015	1,000	20,860	-0-	-0-
	1/31/2015	-0-	-0-	4,500	18.52	1/31/2025
Duane J. Brobst	12/31/2007	6,000	-0-	-0-	21.11	12/31/2017	1/31/2013	-0-	-0-	2,250	46,935
	1/31/2011	2,000	-0-	-0-	17.24	1/31/2021	1/31/2014	-0-	-0-	2,250	46,935
	1/31/2012	1,333	-0-	667	14.80	1/31/2022	2/6/2014	220	4,589	-0-	-0-
	1/31/2013	667	-0-	1,333	16.88	1/31/2023	1/31/2015	-0-	-0-	3,750	78,225
	1/31/2014	-0-	-0-	2,000	18.78	1/31/2024
	1/31/2015	-0-	-0-	4,500	18.52	1/31/2025
Kevin B. Norris	1/31/2014	-0-	-0-	2,000	18.78	1/31/2024	1/31/2013	-0-	-0-	2,250	46,935
	1/31/2015	-0-	-0-	2,000	18.52	1/31/2025	1/31/2014	-0-	-0-	2,250	46,935
							2/19/2015	1,175	24,511	-0-	-0-
Eric W. Conner	1/31/2009	1,500	-0-	-0-	22.90	1/31/2019	1/31/2013	-0-	-0-	2,250	46,935
	1/31/2010	1,500	-0-	-0-	17.58	1/31/2020	1/31/2014	-0-	-0-	2,250	46,935
	1/31/2011	1,500	-0-	-0-	17.24	1/31/2021	1/31/2015	-0-	-0-	2,250	46,935
	1/31/2012	1,000	-0-	500	14.80	1/31/2022
	1/31/2013	667	-0-	1,333	16.88	1/31/2023
	1/31/2014	-0-	-0-	2,000	18.78	1/31/2024
	1/31/2015	-0-	-0-	2,000	18.52	1/31/2025

(a)	Includes both non-qualified and incentive stock options.

OPTIONS AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
12/31/2007	33.3334% Vested in 2009; 33.3333% Vested in 2010; and 33.3333% Vested in 2011
1/31/2009	33.3334% Vested in 2011; 33.3333% Vested in 2012; and 33.3333% Vested in 2013
1/31/2010	33.3334% Vested in 2012; 33.3333% Vested in 2013; and 33.3333% Vested in 2014
1/31/2011	33.3334% Vested in 2013; 33.3333% Vested in 2014; and 33.3333% Vested in 2015
1/31/2012	33.3334% Vested in 2014; 33.3333% Vested in 2015; and 33.3333% Vests in 2016
1/31/2013	33.3334% Vested in 2015; 33.3333% Vests in 2016; and 33.3333% Vests in 2017
1/31/2014	33.3334% Vests in 2016; 33.3333% Vests in 2017; and 33.3333% Vests in 2018
1/31/2015	33.3334% Vests in 2017; 33.3333% Vests in 2018; and 33.3333% Vests in 2019

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
2/10/2011	20% Vested in 2012; 20% Vested in 2013; 20% Vested in 2014; 20% Vested in 2015; and 20% Vests in 2016
2/09/2012	20% Vested in 2013; 20% Vested in 2014; 20% Vested in 2015; 20% Vests in 2016; and 20% Vests in 2017
1/31/2013	100% or less vests on 2/15/2016 based on the Corporation’s performance against its peers
2/07/2013	20% Vested in 2014; 20% Vested in 2015; 20% Vests in 2016; 20% Vests in 2017; and 20% Vests in 2018
1/31/2014	100% or less vests on 2/15/2017 based on the Corporation’s performance against its peers
2/06/2014	20% Vested in 2015; 20% Vests in 2016; 20% Vests in 2017; 20% Vests in 2018; and 20% Vests in 2019
1/31/2015	100% or less vests on 2/15/2018 based on the Corporation’s performance against its peers
2/19/2015	20% Vested in 2016; 20% Vests in 2017; 20% Vests in 2018; 20% Vests in 2019; and 20% Vests in 2020

OPTIONS EXERCISED AND STOCK VESTING TABLE

Name	Options Awards (a)		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized (b) on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey M. Schweitzer	-0-	$-0-	3,679	$70,045
Michael S. Keim	-0-	-0-	275	5,272
Duane J. Brobst	-0-	-0-	1,555	29,554
Kevin B. Norris	-0-	-0-	-0-	-0-
Eric W. Conner	-0-	-0-	-0-	-0-

(a)
The Corporation has a stock-for-stock-option exchange (or cashless exercise) program in place, whereby optionees can exchange the value of the spread of in-the-money options for Corporation stock having an equivalent value. This brokerage-assisted exchange allows the executives to exercise their options on a net basis without having to pay the exercise price or related expense in cash. However, it will result in the executives acquiring fewer shares than the number of options exercised.

(b)
"Value Realized" is calculated by subtracting the exercise price from the Fair Market Value as of the exercise date. Fair Market Value is the closing price of the Corporation’s common stock as reported by the NASDAQ Stock Market.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Jeffrey M. Schweitzer	Defined Benefit Pension Plan/Cash Balance Plan	8.25	$73,610	$-0-
Michael S. Keim	Defined Benefit Pension Plan/Cash Balance Plan	7.00	38,586	-0-
Duane J. Brobst	Defined Benefit Pension Plan/Cash Balance Plan	23.61	178,142	-0-
Kevin B. Norris (b)	Defined Benefit Pension Plan/Cash Balance Plan	N/A	N/A	N/A
Eric W. Conner	Defined Benefit Pension Plan/Cash Balance Plan	10.00	54,508	-0-

(a)
Univest’s pension plans are described in the Compensation Discussion and Analysis under the heading “Post-Retirement Plans.” Assumptions used in calculating the present value of the accumulated benefit are set forth in Note 10 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2015.

(b)	Mr. Norris was hired after December 7, 2009, at which date the Defined Benefit Pension Plan was closed to all new employees.

NONQUALIFIED DEFERRED COMPENSATION

Univest does not currently have any non-qualified contributory deferred compensation plans available to the named executive officers.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Certain triggering events could potentially affect the amounts of compensation reported in the previous tables. Triggering events would include retirement, early-retirement, termination by reason of disability, death or cause, or a change in control of the Corporation. As described on Page 17, the Corporation entered into change in control agreements with certain executive officers, including the named executive officers; there are also triggering event addressed therein. None of the named executive officers in the previous tables above was a party to an individual change in control or employment agreement at December 31, 2015, but provisions for these triggering events are addressed within the 2003 Long-Term Incentive Plan, the 2013 Long-term Incentive Plan, the Defined Benefit Pension Plan (DBPP), and the Supplemental Retirement Plan (SERP).

2003 and 2013 Long-term Incentive Plans

Upon a change in control, stock options and restricted stock awards which have been held for at least six months become fully vested. Upon retirement, early-retirement or termination by reason of disability, the Compensation Committee may elect to accelerate the vesting period to allow all stock options to become fully vested and exercisable up to a period of two years after the date of such retirement, early-retirement or disability date and may elect to accelerate the vesting period of all restricted stock awards. Upon termination by death, the Compensation Committee may elect to accelerate the vesting period to allow all stock option awards to become fully vested and exercisable by the legal representative of such employee’s estate or legatee of such employee’s will for a period of one year from the date of death, and may elect to accelerate the vesting period of all restricted stock awards. There are no acceleration provisions for the willful termination of employment or termination of employment for cause. Upon the willful termination of employment, the optionee would have the lesser of three-months or the remaining term to exercise any vested stock options. Upon termination of employment for cause, all vested and unvested stock options will immediately terminate.

The following table demonstrates the impact under different triggering events if such event occurred on December 31, 2015:

Name		Option Awards				Restricted Stock Awards
	Triggering Event	Number of Options that could be Accelerated and Become Exercisable (#)	Average Option Exercise Price of Accelerated Options ($)	Aggregate Intrinsic Value of Accelerated Options ($)	Expiration Date	Number of Awards that could be Accelerated and Become Vested (#)	Aggregate Intrinsic Value of Accelerated Awards ($)
Jeffrey M. Schweitzer	Retirement, Early-retirement or Termination due to Disability	24,166	$18.07	$67,144	12/31/2017	27,113	$565,576
	Termination by Death	24,166	18.07	67,144	12/31/2016	27,113	565,576
	Change in Control	24,166	18.07	67,144	3/31/2016	27,113	565,576
Michael S. Keim	Retirement, Early-retirement or Termination due to Disability	8,333	18.10	23,025	12/31/2017	10,352	215,943
	Termination by Death	8,333	18.10	23,025	12/31/2016	10,352	215,943
	Change in Control	8,333	18.10	23,025	3/31/2016	10,352	215,943
Duane J. Brobst	Retirement, Early-retirement or Termination due to Disability	8,500	18.03	24,037	12/31/2017	8,470	176,684
	Termination by Death	8,500	18.03	24,037	12/31/2016	8,470	176,684
	Change in Control	8,500	18.03	24,037	3/31/2016	8,470	176,684
Kevin B. Norris	Retirement, Early-retirement or Termination due to Disability	4,000	18.65	8,840	12/31/2017	5,675	118,381
	Termination by Death	4,000	18.65	8,840	12/31/2016	5,675	118,381
	Change in Control	4,000	18.65	8,840	3/31/2016	5,675	118,381
Eric W. Conner	Retirement, Early-retirement or Termination due to Disability	5,833	17.92	17,175	12/31/2017	6,750	140,805
	Termination by Death	5,833	17.92	17,175	12/31/2016	6,750	140,805
	Change in Control	5,833	17.92	17,175	3/31/2016	6,750	140,805
Defined Benefit Pension Plan (DBPP)
Each participant who has at least 10 years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to the participant’s normal retirement age. These participants who elect and qualify for early retirement are considered fully vested by the DBPP. Prior to the cash balance plan conversion, the early retirement benefit is based on credited service and average earnings at the early retirement date without reduction on the date when the participant’s age plus years of service equal 85, but not before age 62 or after age 65. In the event the participant's age plus years of service is less than 85, benefits are reduced from that retirement date by 1/15th per year for the first five years and 1/30th per year thereafter to age 55. A vested participant who dies before the annuity starting date and who has a surviving spouse will have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death. None of the triggering events would impact the vested balance of a named executive officer’s benefit under the DBPP.

DIRECTOR COMPENSATION

The following table illustrates compensation received by non-employee directors not covered in the Summary Compensation Table for the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (b)	All Other Compensation ($)	Total ($)
William S. Aichele	$180,000	$18,520	$-0-	$-0-	$-0-	$10,420	$208,940
Douglas C. Clemens	36,850	18,520	-0-	-0-	-0-	-0-	55,370
R. Lee Delp	67,200	18,520	-0-	-0-	-0-	-0-	85,720
H. Paul Lewis (1)	29,800	18,520	-0-	-0-	-0-	-0-	48,320
William G. Morral	54,450	18,520	-0-	-0-	-0-	-0-	72,970
Glenn E. Moyer (2)	25,600	-0-	-0-	-0-	-0-	-0-	25,600
K. Leon Moyer	54,050	18,520	-0-	-0-	-0-	-0-	72,570
Thomas Scannapieco	27,000	18,520	-0-	-0-	-0-	-0-	45,520
Mark A. Schlosser	58,450	18,520	-0-	-0-	-0-	-0-	76,970
P. Gregory Shelly	60,950	18,520	-0-	-0-	-0-	-0-	79,470
Michael L. Turner	30,100	18,520	-0-	-0-	-0-	-0-	48,620
Charles Zimmerman (2)	13,500	-0-	-0-	-0-	-0-	-0-	13,500
Margaret K. Zook	29,750	18,520	-0-	-0-	-0-	-0-	48,270

(a)	Includes annual retainer fees, Board meeting fees and other committee fees as described below.

(b)
The accumulated values under the Corporation’s Director Fee Deferral Plan, as described below, were as follows: for Douglas C. Clemens, $227,214; for William G. Morral, $464,030; for P. Gregory Shelly, $227,927; and for Margaret K. Zook, $217,789. There are no pension benefits listed in this table.

(1)	Mr. Lewis retired during 2015 as he reached the maximum age allowable for a director; as such, compensation is not for a full-year of service.

(2)	Mr. G. Moyer and Mr. Zimmerman were appointed to the Board during 2015; compensation is not for a full-year of service.

Director Fees

For the year ended December 31, 2015, each non-employee Director was paid an annual retainer fee of $18,000. Additionally, the chair of the Audit Committee received an additional annual retainer fee of $8,000, the chair of the Compensation Committee received an additional annual retainer fee of $5,000, and the chair of the Nominating and Governance Committee received an additional annual retainer fee of $4,000. Each non-employee Director received a fee of $900 for each Board Meeting of Univest Corporation of Pennsylvania or Univest Bank and Trust Co. which he/she attends. Only one fee was paid to the Director if these Boards meet on a concurrent basis. Non-employee Directors who attend committee meetings of the Board received a fee ranging from $550 to $800 for each meeting attended.

For the year ended December 31, 2015, the Chairman (Mr. Aichele) received a flat annual fee of $180,000. Effective January 1, 2016, the annual fee was reduced to $140,000 in conjunction with a plan a reduce his annual fee to the median over a two-year period.

The Corporation offers a Director Fee Deferral Plan under which the directors can voluntarily contribute all or a portion of their director fees. These deferred fees accumulate value either based on the Bank’s average cost of total time deposits and purchased funds or the Corporation’s stock index, as elected by the director. The deferred fees remain the property of the Corporation until it is contractually obligated to pay such fees to the director upon death or after the director’s termination in accordance with the director’s irrevocable election.

Stock-Based Compensation

Under the Univest 2013 Long-Term Incentive Plan, discussed previously, both employees and non-employee directors are eligible to be granted Awards under the Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards						Stock Awards
	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
William S. Aichele (a)	12/31/2007	27,000	-0-	-0-	21.11	12/31/2017	2/10/2011	1,041	$21,705	-0-	$ -0-
	1/31/2011	9,000	-0-	-0-	17.24	1/31/2021	2/9/2012	3,966	82,731	-0-	-0-
	1/31/2012	6,000	-0-	3,000	14.80	1/31/2022	1/31/2013	-0-	-0-	7,500	156,450
	1/31/2013	3,000	-0-	6,000	16.88	1/31/2023	2/7/2013	3,512	73,260	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2014	1,000	20,860	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2015	1,000	20,860	-0-	-0-
Douglas C. Clemens	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2014	1,000	20,860	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2015	1,000	20,860	-0-	-0-
R. Lee Delp	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2014	1,000	20,860	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2015	1,000	20,860	-0-	-0-
William G. Morral	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2014	1,000	20,860	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2015	1,000	20,860	-0-	-0-
K. Leon Moyer (a)	12/31/2007	13,500	-0-	-0-	21.11	12/31/2017	2/10/2011	542	11,306	-0-	-0-
	1/31/2009	5,000	-0-	-0-	21.90	1/31/2019	2/9/2012	2,070	43,180	-0-	-0-
	1/31/2011	7,000	-0-	-0-	17.24	1/31/2021	1/31/2013	-0-	-0-	5,625	117,338
	1/31/2012	4,667	-0-	2,333	14.80	1/31/2022	2/7/2013	1,834	38,257	-0-	-0-
	1/31/2013	2,334	-0-	4,666	16.88	1/31/2023	1/31/2014	-0-	-0-	5,625	117,338
	1/31/2014	-0-	-0-	7,000	18.78	1/31/2024	2/6/2014	2,956	61,662	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2015	1,000	20,860	-0-	-0-
Thomas Scannapieco	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2014	1,000	20,860	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2015	1,000	20,860	-0-	-0-
Mark A. Schlosser	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2014	1,000	20,860	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2015	1,000	20,860	-0-	-0-
P. Gregory Shelly	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2014	1,000	20,860	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2015	1,000	20,860	-0-	-0-
Michael L. Turner	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2015	1,000	20,860	-0-	-0-
Margaret K. Zook	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2014	1,000	20,860	-0-	-0-
	N/A	N/A	N/A	N/A	N/A	N/A	1/31/2015	1,000	20,860	-0-	-0-

(a) All Option Awards and Stock Awards from 2011 through 2014 were granted while director was an employee; all option awards are non-qualified. Vesting schedules for these Option and Stock Awards can be found on Page 22.

Grant Date	Vesting Schedule
1/31/2014	100% Vests on the earlier of January 31, 2016 or mandatory retirement age
1/31/2015	100% Vests on the earlier of January 31, 2017 or mandatory retirement age

Stock Ownership Requirements

Effective January 31, 2016, Directors and Alternate Directors are required to own 5,000 shares of the Corporation's stock within five (5) years of becoming a Director or Alternate Director.

RELATED-PARTY TRANSACTIONS

During 2015, some of the directors and executive officers, including their immediate family members and affiliated organizations, had lending relationships and other banking transactions with the Corporation as customers of the Bank. In management’s opinion, the loans were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to the Bank; they did not involve more than normal collection risk and do not present other unfavorable features. Other banking transactions were also undertaken in the ordinary course of business. It is anticipated that similar transactions will occur in the future.

These transactions were made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 and Federal Reserve Board Regulation O. As of December 31, 2015, loans to executive officers, directors, and their affiliates represented 18.4% of total shareholders’ equity in Univest Corporation.

The Corporation’s Audit Committee Charter provides for the review of related party transactions, including the independent status of all Audit Committee members. The Nominating and Governance Committee reviews the independence of directors annually.

COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee of the Board ("Committee") for the fiscal year ended December 31, 2015 was comprised of five independent directors appointed by the Board. The independent directors are: R. Lee Delp, William G. Morral, Glenn E. Moyer, Mark A. Schlosser, and P. Gregory Shelly. Each of these members of the Committee is independent as defined in the listing standard rules of the NASDAQ Stock Market and applicable SEC regulations. Effective January 1, 2016, Glenn E. Moyer became Chairman of the Committee.

The Committee’s responsibilities include reviewing and approving corporate goals and objectives, including financial performance and shareholder return, relevant to approving the annual compensation of the Corporation’s CEO, executive officers, and other key management personnel through consultation with management and the Corporation’s independent professional compensation consultants. Recommendations are made to the Board with respect to overall incentive-based compensation plans, including equity based plans, which includes a review of the Corporation’s management development and succession plans. In addition, the Committee will review and recommend changes to the annual retainer and committee fee structure for non-employee directors on the Board. The Committee’s charter is available at the Corporation’s website on the internet; www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee (i) was, during 2015, or had previously been an officer or employee of the Corporation or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of the Corporation or a business relationship with the Corporation, in each case that would require disclosure under the applicable rules of the SEC. No interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Corporation, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Management’s role in the compensation process includes: evaluating employee performance; establishing corporate goals and objectives; and recommending the salary levels and option awards for all employees other than the named executive officers.

The Committee may retain an outside consultant to assist in the evaluation of any individual executive compensation, incentive programs, or any other matter deemed appropriate by the Committee and provide for the appropriate funding of such consulting or advisory firm. During 2015, the Committee engaged McLagen, a part of AON plc, as its independent compensation consultant. See further discussion beginning on Page 16 in the Compensation Discussion and Analysis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (Committee) met nine (9) times during 2015. The Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2015 with the Corporation’s management.

Based on the Committee's review and discussions noted above, the Committee recommended to the Board that the Corporation's Compensation Discussion and Analysis be included in this Proxy Statement.

Univest Compensation Committee Members:

Glenn E. Moyer, Chairman
William G. Morral
Mark A. Schlosser
P. Gregory Shelly

CORPORATE GOVERNANCE DISCLOSURE

CODE OF CONDUCT

The Corporation has adopted a Code of Conduct for all directors and a Code of Conduct for all officers and employees including the CEO and senior financial officers. It is the responsibility of every Univest director, officer and employee to maintain a commitment to high standards of ethical conduct and to avoid any potential conflicts of interest. The Codes are designed not only to promote clear and objective standards for compliance with laws and accurate financial reporting - they also contain an accountability mechanism that ensures consistent enforcement of the Codes and protection for persons reporting questionable behavior, including a fair process for determining possible violations. The Codes of Conduct are available on our website at www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation.

Any waiver of the Codes of Conduct for directors or executive officers must be approved by the Board or a committee of the Board and disclosed on Form 8-K within four business days. Any waivers would also be posted on our website within four business days. The waiver reporting requirement process was established in 2003, and there have been no waivers.

NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD

The Nominating and Governance Committee met five (5) times during the fiscal year ended December 31, 2015. All members of the Committee are independent as defined by the listing standard rules of the NASDAQ Stock Market and applicable SEC Regulations. The primary purpose of the Committee is to identify individuals for nomination as members of the Board and Board committees as appropriate for the Corporation to discharge its duties and operate in an effective manner to further enhance shareholder value.

The Nominating and Governance Committee charter is available for shareholder review on the internet at www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation. Members of the Committee at December 31, 2015 were: R. Lee Delp, Chairman; Douglas C. Clemens; Mark A. Schlosser; and P. Gregory Shelly.

The Nominating and Governance Committee recommended to the Board the slate of nominees included in this Proxy Statement for election to the Board of Directors at the annual meeting of shareholders.

Univest currently has one Alternate Director. Alternate Directors are elected annually by the Corporation’s shareholders and serve for a one-year term. The Alternate Director position provides an avenue for the Corporation to nurture future directors that the Board of Directors has determined would qualify as a nominee for the Board of Directors. The Alternate Director, by attending board meetings on a regular basis without a vote, stays informed of the activities and conditions of the Corporation and stays abreast of general industry trends and any statutory or regulatory developments. The pace of change in today’s financial industry makes it imperative that the Corporation maintain a fully informed Board. Unlike members of the Board of Directors, an Alternate Director does not participate in independent director meetings or vote on matters coming before the Board of Directors.

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals to the Board for nomination.  The Nominating and Governance Committee does not specifically consider diversity of gender or ethnicity in fulfilling its responsibilities to select qualified and appropriate director candidates. Instead, the Committee will seek to balance the existing skill sets of current Board members with the need for other diverse skills and qualities that will complement the Corporation's strategic vision.  All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness. Additionally, all candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity.  Other facts to be considered include an individual's business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the financial services industry and public companies, as well as the ability of the individual to devote the necessary time to serve as a Director. A majority of the Directors on the Board must meet the criteria for "independence" established by the NASDAQ Stock Market, and the Nominating and Governance Committee will consider any conflicts of interest that might impair their independence.

Annually, the Nominating and Governance Committee assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to complement the Corporation’s strategic vision. Based on this, the Nominating and Governance Committee recommends nominees for election to the Board of Directors based on the Class of Directors up for nomination in a particular year.

The Corporation believes the individuals below possess the required experience, qualifications and skills to continue as members of the Board of Directors:

William S. Aichele - Mr. Aichele served as the Corporation’s Chief Executive Officer from 1999 until his retirement on January 1, 2014 and has over forty years of experience in the financial services industry with the Corporation. Additionally, Mr. Aichele serves on numerous non-profit boards and the board of a local hospital, providing Mr. Aichele the necessary knowledge of the local economy.

Douglas C. Clemens - Mr. Clemens is Chief Executive Officer of The Clemens Family Corporation, an industry leader in pork solutions. Mr. Clemens has significant experience in the food processing industry, which is an industry with significant operations in the markets the Corporation serves. Additionally, Mr. Clemens has extensive knowledge of commodities markets, analyzing financial performance and also strategic planning.

R. Lee Delp - Mr. Delp is Principal of R. L. Delp & Company. Mr. Delp serves on the boards of five other local corporations. Mr. Delp has held senior management positions, including Chief Executive Officer, in companies for over thirty years, providing Mr. Delp with significant experience with respect to leadership, marketing and strategic direction. Additionally, Mr. Delp has served on the boards of a number of non-profit organizations over the years.

Jay R. Goldstein - Mr. Goldstein is President of the Southern Division—Commercial Banking of the Bank. Mr. Goldstein was a founder of Valley Green Bank and served as its President and Chief Executive Officer and a member of the Board of Directors since 2005. Mr. Goldstein was formerly a partner in the law firm of Kleinbard, Bell & Brecker LLP, concentrating in mergers and acquisitions, public and private finance, and real estate with particular expertise in emerging businesses and economic development. In addition, Mr. Goldstein has been active in the local community. He has served as President of the Board of Directors of Mt. Airy USA, a community development corporation, a board member of the Mt. Airy Business Improvement District and the Treasurer of Mastery Charter Foundation, a non-profit corporation focused on funding for Philadelphia’s Mastery Charter Schools.

William G. Morral, CPA - Mr. Morral is a financial consultant and former Chief Financial Officer of Moyer Packing Company, which provided rendering and other services to the food processing industry. Additionally, Mr. Morral has experience in the public accounting field as a former partner at Arthur Young and Co. (now Ernst & Young LLP). Mr. Morral is also the former Executive Director of the North Penn United Way. Mr. Morral has significant experience in the food processing industry, which is an industry with significant operations in the markets the Corporation serves. Additionally, Mr. Morral has significant experience in financial analysis and internal controls.

Glenn E. Moyer - Mr. G. Moyer served as the Secretary of the Pennsylvania Department of Banking and Securities from April 2011 to January 2015 upon appointment by then Pennsylvania Governor Tom Corbett and confirmation by unanimous vote of the Pennsylvania Senate. At the conclusion of Mr. G. Moyer's public service in January 2015, the Department supervised more than 215 Pennsylvania state charted banks, credit unions and trust companies. Mr. G. Moyer also served as Chair of the Board of Directors of the Pennsylvania Housing Finance Agency and Vice Chair of the Pennsylvania Banking and Securities Commission and was a voting member of the following boards: the Commonwealth Financing Agency, the Pennsylvania Economic Development Financing Authority, the Pennsylvania Industrial Development Authority, the Pennsylvania Minority Business Development Authority, the Pennsylvania Energy Development Authority and the Certified Real Estate Appraisers Board. Mr. G. Moyer is currently the Chief Executive Officer of Live Oak Strategies, LLC, a financial services and business advisory firm, and the Board Chair and Trustee of the Wyomissing Foundation, a private family foundation with a public improvement purpose. Mr. G. Moyer was previously the President and Chief Executive Officer of National Penn Bancshares, Inc. and Elverson National Bank.

K. Leon Moyer - Mr. K.L. Moyer most recently served as Vice Chairman of the Corporation and President and Chief Executive Officer of the Bank prior to his retirement on January 1, 2015. Mr. K.L. Moyer has over forty years of experience in the financial services industry with the Corporation. Additionally, Mr. K.L. Moyer serves on numerous non-profit boards and committees contributing to professional and community organizations throughout the Corporation’s market, providing Mr. K.L. Moyer with the necessary knowledge of the local economy and needs of the community.

Thomas Scannapieco - Mr. Scannapieco is the President and CEO of Scannapieco Development Corporation (real estate.) Mr. Scannapieco’s experience as President and CEO of Scannapieco Development provides him with significant knowledge of the local real estate market (both commercial and residential.) He has also served as a member and a past chairman of the New Hope Borough Planning Commission and was a founding board member of New Hope Arts. Mr. Scannapieco currently serves on a number of non-profit boards and committees.

Mark A. Schlosser - Mr. Schlosser is the current treasurer and former president of Schlosser Steel, Inc. (steel manufacturing) and current president of Schlosser Steel Buildings, Inc. Through his roles at Schlosser Steel and Schlosser Steel Buildings, Mr. Schlosser has experience analyzing financial performance, real estate development and asset and property management. Mr. Schlosser is also a former adjunct professor in real estate investment at the University of Denver. Additionally, Mr. Schlosser serves on non-profit boards and the board of a local hospital.

Jeffrey M. Schweitzer - Mr. Schweitzer serves as President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank and has over twenty years of experience in the financial services industry. Mr. Schweitzer formerly served as the Corporation’s Chief Financial Officer since 2007 before his promotion to President and Chief Operating Officer on January 1, 2013 and to Chief Executive Officer on January 1, 2014. Additionally, Mr. Schweitzer serves on non-profit boards in the Corporation’s market, providing Mr. Schweitzer the necessary knowledge of the local economy and needs of the community.

P. Gregory Shelly - Mr. Shelly is President of Shellys US LBM LLC (building materials). Mr. Shelly’s experience as President of Shellys US LBM LLC provides him with significant knowledge of the local economy, including the housing industry. Additionally, Mr. Shelly has significant experience with respect to financial management and strategic direction. Mr. Shelly serves on non-profit boards and the board of a local hospital.

Michael L. Turner - Mr. Turner was a founder of Valley Green Bank and served on its board of directors from 2005 until the acquisition on January 1, 2015. He has been a partner in Marshall, Dennehey, Warner, Coleman & Goggin since 2007. Previously, Mr. Turner was a founder and managing partner of the Philadelphia law firm Kelly, Jasons, McGuire & Spinelli from 1989 to 2007. Mr. Turner specializes in the preparation and trial of complex personal injury, product liability and criminal cases. Before entering into private practice, Mr. Turner was an Assistant District Attorney for the City of Philadelphia from 1981-1986. Mr. Turner is a member of the Pennsylvania Bar and serves on the Hearing Committee of the Disciplinary Board of the Supreme Court of Pennsylvania. He is also a member of the Board of the Center City Crime Victim Services Association and the Board of the Central High School of Philadelphia Alumni Association.

Margaret K. Zook - Ms. Zook is the Director of Church and Community Relations for Living Branches (retirement communities of Dock Meadows, Souderton Mennonite Homes and Dock Woods) and the current Board Chair of The Penn Foundation (behavioral health services). Ms. Zook provides consulting services for non-profit organizations. Ms. Zook’s experience has provided her with significant knowledge of the non-profit industry and retirement communities, which are two areas where the Corporation has a significant number of customers.

The Corporation believes the individual below possess the required experience, qualifications and skills to continue as Alternate Director:

Dr. Charles H. Zimmerman has served on the Board of Directors for the Clemens Family Corporation since 2004 and is an executive consultant in the areas of leadership development and strategic effectiveness. Currently Dr. Zimmerman serves as a member of senior leadership and as teaching pastor at Calvary Church in Souderton - a role he has held for over 20 years. Dr. Zimmerman has been actively involved in church leadership and development.

The structure of the Corporation’s Board of Directors consists of: a Chairman of the Board; one director who currently is also the President and Chief Executive Officer of the Corporation; one director who currently is also the President of the Southern Division—Commercial Banking of the Bank; and individual directors. The Board of Directors does not currently have a Lead Director. The Corporation and the Board of Directors believe this structure is appropriate for the Corporation as the Board consists predominately of outside, independent directors, with management representation constituting only two of the thirteen members of the Board of Directors. The Independent Directors of the Board meet separately twice a year without management present. Additionally, the Corporation has an active Board Committee structure in which members of the Board of Directors attend and actively participate in the following Committees: Audit Committee, Compensation Committee, Executive Committee, Enterprise-Wide Risk Management Committee, Investment/Asset & Liability Management Committee, Loan Policy Committee, Nominating and Governance Committee, Community Reinvestment Act Committee, Deferred Salary Savings Plan Committee, Deferred Salary Savings Plan Trustee Committee, Employee Stock Purchase Plan Committee, Payment Systems Risk Committee, Pension Committee and Trust Committee. The active participation in these Committees in addition to the Board of Directors’ meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation.

All nominees to the Board of Directors will be evaluated in the same manner, regardless of whether they are recommended by the Nominating and Governance Committee or recommended by a shareholder.

Risk Management

Risk Management is the cornerstone of banking and integral to the daily operations of the Corporation. The Board of Directors oversees the Risk Management functions of the Corporation through the Enterprise-Wide Risk Management Committee, which consists of eight members of management, including the President and Chief Executive Officer of the Corporation, along with the Chairman of the Corporation and three independent directors of the Board. In addition to this committee, there is also an Enterprise-Wide Risk Management Working Committee, which meets three times a year, consisting of twenty-two members of management representing each line of business and area of support tasked with identifying and addressing the risks of the Corporation. Minutes from these meetings along with the minutes from the Board attended Enterprise-Wide Risk Management Committee are reported to the full Board of Directors. The Enterprise-Wide Risk Management Committee meets four times a year and is chaired by Glenn E. Moyer. The Chief Risk Officer reports directly to the Audit Committee with a dotted line to the President and Chief Executive Officer of the Corporation. The Chief Risk Officer also attends each Board of Directors meeting, Audit Committee meeting, Loan Policy Committee meeting and Investment/Asset Liability Management Committee meeting to better understand the differing risks the Corporation is encountering and also to provide perspective with respect to Enterprise-Wide Risk Management to the members of the Board of Directors attending these meetings. The Chief Risk Officer also has an executive session with the Audit Committee on a quarterly basis.

Shareholder Nominations

Article II, Section 17 of the Corporation’s Bylaws governs the process of nominations for election to the Board of Directors. Nominations made by shareholders entitled to vote for the election of Directors must be made by written notice, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the shareholders called for the election of Directors provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such a nomination shall be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the shareholders.

Such notification shall contain the following information to the extent known to the shareholder intending to nominate any candidate for election to the Board of Directors:

a.	The name, age and resident address of each of the proposed nominees;

b.	The principal occupation or employment and business address of each proposed nominee;

c.	The total number of shares of the Corporation that, to the knowledge of the notifying shareholders, will be voted for each of the proposed nominees;

d.	The name and resident address of the notifying shareholder; and

e.	The number of shares owned by the notifying shareholder.

The nomination of a Director who has not previously served as a Director shall be made from and among the then serving Alternate Director(s) except with the execution by the Corporation of a definitive acquisition or merger agreement. Nomination for Alternate Directors shall be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating and Governance Committee of the Board, if there be one, or, if not, by the Secretary of the meeting, and the votes cast for such nominee may be disregarded by the judges of election.

PROPOSALS

Proposal 1 - Election of Directors and Alternate Director

The election of five Class II directors, each for a three-year term expiring in 2019 and until their successors are elected and qualified. The nominees for Class II Director are:
William G. Morral
Glenn E. Moyer
Jeffrey M. Schweitzer
Michael L. Turner
Margaret K. Zook

The election of one Alternate Director, for a one-year term expiring in 2017 and until his successor is elected and qualified. The nominee for Alternate Director is:
Dr. Charles Zimmerman

The Board of Directors recommends a vote “FOR” each of the listed nominees.

Proposal 2 - Ratification of KPMG LLP as independent registered public accounting firm for 2016

The Board of Directors recommends a vote “FOR” Proposal 2.

Proposal 3 - An advisory vote to approve named executive officer compensation as presented in this Proxy Statement
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are requesting shareholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in the Compensation Discussion and Analysis (CD&A) beginning on Page 9 and the compensation tables included in the discussion of Executive Compensation beginning on Page19, including the narrative disclosure thereto.
As stated in the CD&A, our executive compensation program has been designed to attract and retain employees in leadership positions by recognizing their importance in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement. Focusing on these three elements is critical to meeting the Corporation’s short-term and long-term goals and growth in shareholder value.
Highlights of our program include:

•
A three-part mixture of salary and incentive compensation (base salary, annual incentive and long-term incentive compensation); with approximately 50% paid in annual base salary and 50% paid in the form of annual incentive and long-term incentive compensation based on individual and group performance factors;

•
Measurement of individual and group performance factors by the Corporation’s Compensation Committee fully considers decision-making responsibilities, experience, work performance and achievement of key goals, including performance compared to peers;

•
Assessment of Univest’s executive compensation program by the Corporation’s Compensation Committee to ensure the program promotes the long-term objectives of the Corporation, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts top-level executives to strategically manage the Corporation; and

•	The requirement that executives acquire substantial levels of ownership of the Corporation’s stock to better align the executives’ interests with those of the shareholders.

 As an advisory vote, this proposal is not binding upon us as a corporation. However, our Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our shareholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers. Accordingly, we will present the following resolution for vote at the 2016 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and any related narrative disclosure in the Proxy Statement.”

The Board of Directors recommends that you vote “FOR” Proposal 3.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy materials relating to the Corporation’s 2017 Annual Meeting in accordance with the rules of the SEC must submit such proposal to the Corporation at its principal executive offices, 14 North Main Street, P.O. Box 197, Souderton, Pennsylvania 18964, no later than November 16, 2016.
A shareholder proposal submitted after November  16, 2016, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation’s Proxy Statement for the annual meeting to be held in 2017, but may nevertheless be presented at the annual meeting. Under the Corporation’s bylaws, to present a proposal at the annual meeting in 2017, a shareholder must have submitted such proposal in writing to the Chairman at the principal executive offices of the Corporation at least 120 days prior to the date of such meeting and the proposal must be, under law, an appropriate subject for shareholder action. Based upon a scheduled meeting date for the 2017 Annual Meeting of April 18, 2017, a proposal submitted pursuant to the Corporation’s bylaws must be received at the principal executive offices no later than December 19, 2016.
OTHER BUSINESS

The Board and Management do not intend to present any business at the meeting other than as stated above. They know of no other business which may be presented at the meeting. If any matter other than those included in this Proxy Statement is presented at the meeting, the person named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with his or her best judgment.

SHAREHOLDERS ARE URGED TO VOTE. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the postage-paid envelope we have provided. The proxy does not affect the right to vote in person at the meeting and may be revoked prior to the call for a vote.

Souderton, Pennsylvania	By Order of the Board of Directors
March 17, 2016

/s/ William S. Aichele
WILLIAM S. AICHELE, Chairman

/s/ Megan Duryea Santana
MEGAN DURYEA SANTANA , Esq., Secretary